UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2005

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road

Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Omnicell, Inc. (the “Company”), the Committee approved the terms of the Omnicell Quarterly Executive Bonus Plan for the final three quarters of the 2005 fiscal year (the “2005 Bonus Plan”) which is applicable to the Company’s management team, director level and above, including Section 16(b) officers.

For the participants to be eligible for the quarterly bonus, the 2005 Bonus Plan requires the Company to achieve both a minimum profitability target and sales backlog target as set by the Committee each quarter.  If the Company's targets are achieved, the participants are eligible to receive 50% of their bonus amount.  Each participant will also have individual quarterly performance targets set by management, that, if achieved, will allow the participant to receive the remaining 50% of their bonus amount.  No bonuses are paid under the 2005 Bonus Plan in any quarter where the Company targets are not achieved; however, if the end of year sales bookings target is met, any quarterly bonuses that were not paid due solely to the failure to achieve that quarter’s sales booking target will then be made up and paid.  Also, in any quarter where the quarterly Company targets are achieved and the profitability target is exceeded, each participant can earn an additional 10% of his or her quarterly bonus for each incremental target achieved, as set by the Committee.  The bonus is computed as a percentage of the participant’s quarterly base salary, which is established by the Committee. In fiscal 2005, the bonus target levels range from 15% of quarterly salary to 40% of quarterly salary depending on the seniority level of the participant. The Committee may alter the incentive payout based on such factors as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

A copy of the 2005 Bonus Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: March 8, 2005	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Senior Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Omnicell Quarterly Executive Bonus Plan